Exhibit 10.21

THIS AGREEMENT is entered into on                             2020 and is made between

ENERGY CONSERVATION SOLUTIONS LIMITED registered in England with the number 03619534, whose registered office is at New Kings Court Tollgate, Chandler’s Ford, Eastleigh, Hampshire SO53 3LG (“Client”)	and	ARBUTHNOT COMMERCIAL ASSET BASED LENDING LIMITED whose registered number is 10915339, whose address for the purposes of this Agreement is Arbuthnot House, 7 Wilson Street, London, EC2M 2SN (and its successors and assigns) (“Arbuthnot”)

1	SINGLE AGREEMENT

The agreement between the parties is comprised of:-

1.1	this document;
1.2	the Specific Conditions Section;
1.3	the Receivables Finance Section;
1.4	the General Terms and Conditions Section; and
1.5	the Data Sharing and Data Protection Section,

as varied, amended, added to and/or substituted from time to time, together referred to as this “Agreement”.

If anything in the Specific Conditions Section conflicts with any other provision of this Agreement, the terms in the Specific Conditions Section will prevail.

The terms of this Agreement together with Arbuthnot’s privacy and cookies policy and any terms of use on Arbuthnot’s website in effect from time to time contain the entire agreement and understanding between the Parties in relation to the subject matter hereof and supersede all prior oral or written agreements, representations, understandings or arrangements other than a fraudulent misrepresentation that a Party has relied on.

2	FUNDING COMMITMENT

Where this Agreement provides Arbuthnot with the ability to exercise its discretion, Arbuthnot will exercise such discretion fairly, and in a manner consistent with its usual practices, applied consistently with its approach to all the relevant circumstances and to other clients.

3	LAW AND JURISDICTION

This Agreement will be governed by and construed according to the laws of England and Wales. The Client irrevocably submits to the jurisdiction of the English courts, although Arbuthnot may bring legal proceedings against the Client in any other jurisdiction.

4	THIRD PARTY RIGHTS

None of the terms of this Agreement are enforceable by any person other than the Parties and their respective successors in title.

5	COUNTERPARTS

This Agreement may be executed in any number of documents or counterparts each in the like form, all of which when taken together shall constitute one and the same document.

/s/
Signed by ENERGY CONSERVATION SOLUTIONS LIMITED	Signed by ARBUTHNOT COMMERCIAL ASSET BASED LENDING LIMITED
acting by a director	acting by an authorised signatory

SPECIFIC CONDITIONS SECTION

Incorporated into an agreement dated	and made between the Client and Arbuthnot

1	GENERAL COMMERCIAL PARTICULARS

Client’s Business	Electrical Installations
Total Limit	£1,500,000
Parent	Not Applicable
Purpose	To refinance the Client’s current RBS Invoice Finance Limited facility and for general corporate purposes
Arrangement Fee	£12,000 payable on or before the Commencement Date

2	THE FACILITIES

2.1	Receivables Finance Facility - Commercial Particulars

RF Facility Limit	£1,500,000
Minimum Period	36 months
Notice Period	3 months
Initial Payment Percentage	75%
Service Charge	0.35% of the Notified Value of each Existing Receivable and all Future Receivables before the deduction of any Discount or other allowance, subject to a monthly minimum of £1,750.
Non-Utilisation Fee	Nil
Discount Margin	3% over Base Rate
Audit Fee	£850 per day plus all reasonable costs.
Funding Period	120 days from invoice date.
Debtor Concentration Percentage	50% subject to satisfactory credit limits. The lower of 5% and £50,000 in the event of low or no limits.
Approved Territories	UK, EEA and USA
Export Concentration Percentage	30%
Approved Currencies	Sterling and Euro
Trust Account Charges	0.018% of Remittances credited to the Trust Account
CHAPS Fee:	£30.00
Approved Payment Terms	Not to exceed 60 days from the last day of the month in which an invoice is raised
DSO Limit	65 days
Permitted Dilutions Percentage	2%
Permitted Early Settlement Discount	Not to exceed 5% of the Notified Value of a Receivable

2.2	Inventory Loan Facility - Commercial Particulars

Not Applicable

2.3	P&M Loan Facility - Commercial Particulars

Not Applicable

2.4	Property Loan Facility - Commercial Particulars

Not Applicable

2.5	Cashflow Loan Facility - Commercial Particulars

Not Applicable

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Specific Conditions Section

3	OTHER FEES AND CHARGES

Early Repayment Fee	In the event that Arbuthnot agrees to end this Agreement prior to the expiry of any Notice Period the Client shall pay to Arbuthnot an amount equal to:

	a)	3 per cent of the Total Limit subsisting on the Termination Date if the Termination Date occurs prior to the first anniversary of the Commencement Date;

	b)	2 per cent of the Total Limit subsisting on the Termination Date if the Termination Date occurs on or after the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date; and

	c)	1 per cent of the Total Limit subsisting on the Termination Date if the Termination Date occurs on or after the second anniversary of the Commencement Date but prior to the third anniversary of the Commencement Date, plus any other fees which have become due under this Agreement.

In the event that the Client issues a notice of cancellation in accordance with clause 4.2.1 (Voluntary cancellation) of the General Terms and Conditions Section the Client shall pay to Arbuthnot an amount equal to:

a)

3 per cent of the Limit relevant to the Facility being cancelled subsisting on the date of the notice of cancellation if the date of the notice of cancellation occurs prior to the first anniversary of the Commencement Date;

	b)	2 per cent of the Limit relevant to the Facility being cancelled subsisting on the date of the notice of cancellation if the date of the notice of cancellation occurs on or after the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date; and

	c)	1 per cent of the Limit relevant to the Facility being cancelled subsisting on the date of the notice of cancellation if the date of the notice of cancellation occurs on or after the second anniversary of the Commencement Date but prior to the third anniversary of the Commencement Date.

Introducer	Open InVoice

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Specific Conditions Section

4	FINANCIAL COVENANT

The Client undertakes that the financial covenant below will be complied with so long as any sums are outstanding or available under this Agreement and any breach of the financial covenant shall be a Termination Event:

4.1	the Client shall maintain Headroom of not less than £100,000 calculated on an average monthly basis, tested at the end of each month.

For the purposes of the above covenant, Headroom means the aggregate of the amount of RF Availability the Client is obliged to maintain in the Receivables Finance Facility.

5	REPORTING REQUIREMENTS

The Client undertakes to deliver to Arbuthnot:

5.1	the following reports, closed off at the previous calendar month end, uploaded via Arbuthnot Advance, by the 10th day of each month:

5.1.1	a summary Aged Debtors Ledger in PDF format. The report should be in alphabetical order, aged by invoice date, and to include five aged columns;

5.1.2	a summary Aged Creditors Ledger in PDF format. The report should be in alphabetical order, aged by invoice date, and to include five aged columns;

5.1.3	a report of all accruals, to include retrospective rebates; and

5.1.4	a PDF copy of the Bank Statements.

5.2	management accounts within 30 days of the previous calendar month end, together with a Compliance Certificate, to include confirmation of all Financial Covenants and Operation Conditions. The information should incorporate a Profit and Loss with current month, year to date, analysis of performance to budget, Balance Sheet and short-term cash flow forecasts;

5.3	annual Financial Accounts within 9 months of the year end;

5.4	annual Forecasts no later than 30 days prior to the start of a new financial year;

5.5	upon reasonable notice, such other information as Arbuthnot may reasonably require from time to time.

6	CONDITIONS PRECEDENT

Arbuthnot shall not make any payment under this Agreement until Arbuthnot confirms to the Client that it is satisfied with, it has received (in form and substance satisfactory to Arbuthnot), or it has waived (as the case may be) the following:

6.1	Corporate

6.1.1	Certified copies of the constitutional documents and certificate of incorporation of the Client and the Parent.

6.1.2	Certified copy board resolutions of the board of directors of the Client and the Parent approving and authorising the execution of each Finance Document to which it is a party.

6.1.3	Specimen signatures of the persons authorised to execute Finance Documents and all documents ancillary thereto, including Notifications.

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Specific Conditions Section

6.2	Finance Documents

6.2.1	Original of this Agreement duly executed by the Client.

6.2.2	Original all assets guarantee and debenture, duly executed by the Client, Energys Group Limited and Energys Services Limited incorporating fixed and floating charges over their its assets.

6.2.3	An inter-creditor agreement duly executed by the holders of any other debentures registered against the Client and/or the Chargors, providing that such parties cannot appoint an Administrator or Receiver over the Client and/or Chargors without Arbuthnot’s prior written consent.

6.2.4	A Personal Guarantee duly executed by Kevin Cox limited to £50,000 plus interest costs and charges

6.2.5	A Performance Warranty duly executed by each of Kevin Cox and Alan Robinson.

6.3	Receivables

6.3.1	An up-to-date on site satisfactory review of the Receivables (to include Debtor spread, purchase orders, Contracts of Sale, systems and procedures).

6.3.2	Electronic aged Receivables analysis and aged creditor analysis correct as at the Commencement Date.

6.3.3	Evidence of effective cash management system of the Client and Arbuthnot’s satisfaction with its operation.

6.4	Financial

6.4.1	Sight and satisfaction with up to date management accounts and board pack.

6.4.2	Monthly financial forecasts (including profit and loss, balance sheet and cashflow projections), overlaid with the proposed Facility and demonstrating adequate opening and ongoing Headroom compliance.

6.4.3	The Client’s short-term/13-week cashflow forecasts.

6.5	Insurance

6.5.1	In relation to all product, public liability policies subsisting at the Commencement Date:

6.5.1.1	certified copy of each of the policies;

6.5.1.2	written confirmation of the amount and terms of each of the policies; and

6.5.1.3	satisfactory evidence that all premiums are paid up to date.

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Specific Conditions Section

6.6	Other

6.6.1	Arbuthnot’s “know your customer” checks (including enhanced procedures on BVI holding companies and overseas shareholders holding more than 25 % in the Client).

6.6.2	Arbuthnot sight of and satisfaction with key customer contracts.

6.6.3	Satisfactory inter factor process with RBS Invoice Finance Limited.

6.6.4	Sight and satisfaction with the Client’s IP licensing arrangements.

6.6.5	Sight and satisfaction with the Agreement for the Provision of Logistics Services to the Client by RIF Logistics Limited dated 24 September 2019.

6.6.6	A mechanism to be agreed to Arbuthnot’s satisfaction to accurately extract Exchequer sales ledger data into Arbuthnot’s facility and to correctly monitor dilution.

6.6.6	Sight and satisfaction with the latest Chinese supply arrangements prior to and at the Commencement Date (regarding Coronavirus shutdowns).

6.6.7	Signed fees indemnity letter addressed to Arbuthnot by the Client or other appropriate party providing for the payment by such party of all legal, valuation and other professional fees and disbursements reasonably and properly incurred by Arbuthnot in connection with the entry into of the Finance Documents.

6.6.8	Clear winding-up and administration searches of the Client and security obligors.

6.6.9	Any other document, assurance or opinion that Arbuthnot may reasonably require, and which it has specified to the Client prior to the Commencement Date.

7	CONDITIONS SUBSEQUENT

Arbuthnot shall be entitled to make a RF Reserve and/or suspend the making of any further payments pursuant to this Agreement unless and until Arbuthnot confirms to the Client that it is satisfied with or, as the case may be, it has received (in form and substance satisfactory to Arbuthnot) the following:

7.1	Within 5 Business Days of the Commencement Date, a letter has been sent to all Debtors that pay by BACS, CHAPS or other means of electronic transmission, advising such Debtors to make payment to the relevant Trust Account.

7.2	The Client’s POD audit trail, to be reviewed at the first audit after three months from the Commencement Date.

8	OPERATING CONDITIONS

The Client undertakes to comply with the following conditions for so long as any sums are outstanding or available under this Agreement:

8.1	Receivables Finance Facility – Specific Operating Conditions

8.1.1	If the aggregate value of Outstanding Receivables of more than 90 days from the invoice date of a particular Debtor exceeds 50 per cent of the aggregate value of all Outstanding Receivables of that Debtor at that time, Arbuthnot shall be entitled to apply a RF Reserve against RF Availability in such amount as Arbuthnot considers appropriate in its discretion.

8.1.2	The aggregate Notified Value of Outstanding Receivables of a single Debtor from time to time shall not exceed the Debtor Concentration Percentage at that time. If, at any time, the Debtor Concentration Percentage is exceeded, Arbuthnot shall be entitled to apply a RF Reserve against RF Availability in such amount as Arbuthnot considers appropriate in its discretion and/or designate the relevant Receivables as Ineligible Receivables.

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Specific Conditions Section

8.1.3	The aggregate Notified Value of Outstanding Export Receivables at any time expressed as a percentage of all Outstanding Receivables at that time shall not exceed the Export Concentration Percentage at that time.

If, at any time, the Export Concentration Percentage is exceeded, Arbuthnot shall be entitled to apply an RF Reserve against RF Availability in such amount as Arbuthnot considers appropriate. To the extent the Export Concentration Percentage is exceeded, Arbuthnot may designate the relevant Receivables in excess of the Export Concentration Percentage as Ineligible Receivables.

8.1.4	Days Sale Outstanding from time to time shall not exceed the DSO Limit at that time. If Days Sale Outstanding exceeds the DSO Limit, Arbuthnot shall be entitled to apply a RF Reserve against RF Availability in such amount as Arbuthnot considers appropriate in its discretion and/or reduce the Initial Payment Percentage by one percentage point for each day (or part thereof) that Days Sale Outstanding exceeds the DSO Limit.

Days Sale Outstanding shall be measured by Arbuthnot on the last Business Day of each month, the first measurement date being the last Business Day of the month in which the Commencement Date fell.

8.1.5	Dilutions shall not from time to time exceed the Permitted Dilution Percentage at that time. If Dilutions exceed the Permitted Dilution Percentage Arbuthnot shall be entitled to apply a RF Reserve against RF Availability in such amount as Arbuthnot considers appropriate in its discretion and/or reduce the Initial Payment Percentage by one percentage point for each percentage point (or part thereof) that Dilutions exceeds the Permitted Dilution Percentage.

The Dilutions covenant above shall be measured on a monthly basis by Arbuthnot on the last Business Day of each month, the first measurement date being the last Business Day of the month in which the Commencement Date fell.

8.1.7	Material new contracts to be reviewed prior to funding new clients.

8.1.8	Provision of Monthly Management Accounts and Board Pack, analysis of performance to budget and short- term cash flow forecasts.

8.1.9	Invoices for retention balances to be excluded from Availability.

8.1.10	Quarterly reconciliation invoices to be reviewed prior to funding, with supporting paperwork provided, as required by Arbuthnot.

8.1.11	Cash, credit card and eBay sales to be excluded from Availability.

8.1.12	An appropriate reserve to be held for relevant contract tax deductions as arising.

8.2	Inventory Loan Facility - Specific Operating Conditions

Not Used.

8.3	P&M Loan Facility - Specific Operating Conditions

Not Used.

8.4	Property Loan Facility - Specific Operating Conditions

Not Used.

8.5	Cashflow Loan Facility - Specific Operating Conditions

Not Used.

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Specific Conditions Section

Appendix

Form of Compliance Certificate

To:	Arbuthnot Commercial Asset Based Lending Limited

From:	Energy Conservation Solutions Limited

Dated:

Dear Sirs

Energy Conservation Solutions Limited - Asset Based Lending Agreement dated [       2020] (the “Agreement”)

We refer to the Agreement.

This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

(1)	Monthly Average Headroom for the period [ start of month ] - [end of month] was [£ ]

(2)	Days Sale Outstanding as at [end of month] are [ days]

(3)	Dilution as at [end of month] is [2%]

(4)	no Default is continuing.

Signed__________________________________

Director

Energy Conservation Solutions Limited

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Specific Conditions Section

RECEIVABLES FINANCE SECTION

Incorporated into an agreement dated and made between the Client and Arbuthnot

IT IS AGREED THAT:

1	PURCHASE AND NOTIFICATION OF RECEIVABLES

1.1	On the Commencement Date the Client assigns to Arbuthnot with full title guarantee the ownership of each Receivable existing at the Commencement Date and each Future Receivable created thereafter whilst this Agreement subsists. Each such Receivable will belong to Arbuthnot on the Commencement Date, or in relation to Future Receivables, the moment it is created, in either case without any further formality on the part of the Client or Arbuthnot.

1.2	If Arbuthnot does not become entitled to the Receivable (or its Associated Rights) absolutely and effectively in accordance with the terms of this Agreement, the Client shall hold such Receivable, its proceeds and any Associated Right on trust for Arbuthnot separate from its own monies.

1.3	The Client must include each Receivable (other than a Non-Notifiable Receivable) on a Notification to be sent to Arbuthnot promptly after such Receivable has been created or at such other times as Arbuthnot require.

1.4	If Arbuthnot requests, the Client shall at the Client’s expense:

1.4.1	execute and deliver to Arbuthnot a formal written assignment of any Receivables that Arbuthnot specify; and/or

1.4.2	take any other action which Arbuthnot deems reasonably necessary to perfect the transfer to (or holding in trust for) Arbuthnot any Receivable and the proceeds of the same.

2	ELIGIBLE AND INELIGIBLE RECEIVABLES

2.1	Arbuthnot may designate or reclassify Notified Receivables as either Eligible Receivables or Ineligible Receivables at any time and for any reason in their absolute discretion.

2.2	Arbuthnot may at any time exercise Recourse in respect of an Ineligible Receivable and require that the Client pay the Repurchase Price. Arbuthnot may debit the Repurchase Price to the Client’s Funds in Use Account or require that it be otherwise paid to Arbuthnot. Arbuthnot may after receiving the Repurchase Price and following the written request of the Client re-assign the Ineligible Receivable to the Client.

3	PAYMENTS TO THE CLIENT

3.1	Arbuthnot shall pay the Purchase Price for each Receivable by making an Initial Payment in accordance with clause 3.2 below and/or giving the Client credit for any Remittance received in respect of such Receivable in accordance with clause 3.4 below.

3.2	Subject to the terms of this Agreement and following a request from the Client, Arbuthnot may make an Initial Payment to the Client in respect of each Eligible Receivable and additional sums, over and above any Initial Payment under Clause 3.1 above (if any); up to a maximum aggregate amount not exceeding the RF Availability at that time. Any payment Arbuthnot makes to a third party at the Client’s request shall be treated as a payment to the Client.

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3.3	Arbuthnot will not make an Initial Payment if to do so would cause RF Availability to be exceeded.

3.4	Arbuthnot will give credit for Remittances on the later of:

3.4.1	the Collection Date; and

3.4.2	the Business Day on which Arbuthnot identify the relevant Receivable to which that Remittance relates.

If Arbuthnot gives credit for a Remittance and later becomes aware that it has not cleared, it may reverse all and any accounting entries made in respect of that Remittance.

3.5	Payments will be made to the Client by BACS, unless the Client requests that Arbuthnot make payment by cheque, Faster Payment or CHAPS or other swift payment system, which will incur the fees set out in the Specific Conditions Section.

3.6	Payments to the Client will be debited to the Client’s Funds in Use Account on the Business Day that Arbuthnot issues instructions to its bankers to make that payment to the Client.

4	ACCOUNTS

4.1	Arbuthnot shall maintain such accounts as it deems are necessary to accurately record the Receivables that have been purchased pursuant to Clause 1 (Purchase and Notification of Receivables) above, the payments that have been made to the Client in respect of such Receivables, the amount of any Remittances received by Arbuthnot and all amounts due or which may become due from the Client to Arbuthnot pursuant to the terms of this Agreement. These accounts will include a Sales Ledger Account, a Funds in Use Account and such other accounts as Arbuthnot consider appropriate.

4.2	Any Liabilities owed from the Client to Arbuthnot from time to time (whether present, future, contingent or prospective) may be debited to the Funds in Use Account. If the amount cannot be immediately ascertained Arbuthnot may make a reasonable estimate of such amount.

5	CHARGES

5.1	The Client will pay to Arbuthnot the fees and charges specified in the Specific Conditions Section as being applicable to the Receivables Finance Facility.

5.2	Arbuthnot will debit the Service Charge to the Funds in Use Account upon the relevant Receivables being Notified or thereafter. Where it is stated in the Specific Conditions Section that the Service Charge is subject to a monthly minimum the Client shall pay to Arbuthnot any shortfall between the aggregate amount of the Service Charges accrued in the relevant month and the monthly minimum specified in the stated in the Specific Conditions Section.

5.3	For the purpose of calculating Discount and establishing the balance on the Funds in Use Account a Receivable shall be deemed to be Outstanding until its Collection Date. Where Arbuthnot believe it is necessary to submit a proof of debt in relation to an Insolvent Debtor, such Receivable shall be treated as being Outstanding until such proof has been accepted.

5.4	Discount is calculated on the basis of the actual number of days elapsed.

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Receivables Finance Section

6	AGENCY

6.1	Appointment

6.1.1	Arbuthnot as the purchaser of the Receivables has the sole right to collect and enforce payment of such Receivables.

6.1.2	Without prejudice to Clause 6.1.1 Arbuthnot appoints the Client, at the Client’s expense, to administer the Client’s accounts and procure the collection of Receivables for the benefit of Arbuthnot for the time being.

6.1.3	The Client accepts the appointment in Clause 6.1.2 and will act promptly and efficiently in carrying out its duties and such instructions in respect of them as Arbuthnot may give from time to time.

6.1.4	Whilst the Client is the agent of Arbuthnot, the Client shall provide such assistance as Arbuthnot (or any party nominated by Arbuthnot) requires to communicate with Debtors, for the purpose of Receivable Verification.

6.2	Collection of Receivables

6.2.1	The Client shall ensure that the proceeds of Receivables are credited only to the Trust Account.

6.2.2	Without prejudice to the provisions of 6.2.1, if the Client receives any Remittance, the Client shall immediately upon receipt pay the identical Remittance into the Trust Account (endorsing the same where necessary).

6.2.3	Pending any payment into a Trust Account in accordance with Clause 6.2.2, the Client shall hold the Remittance on trust for Arbuthnot separate from its own money.

6.3	Cancellation

6.3.1	On or at any time following the occurrence of a Termination Event which is continuing, Arbuthnot shall be entitled (but not obliged) to cancel the Client’s agency.

6.3.2	Following a cancellation under Clause 6.3.1:

6.3.2.1	Arbuthnot may give immediate notice to Debtors of Arbuthnot’s interest in the Receivables, their proceeds and any Associated Rights;

6.3.2.2	Arbuthnot may instruct Debtors to make payment for Receivables directly to Arbuthnot;

6.3.2.3	the Client must not say that they are an agent of Arbuthnot;

6.3.2.4	the Client will continue to fully co-operate with Arbuthnot and as Arbuthnot direct help with the collection of the Receivables; and

6.3.2.5	Arbuthnot may:

6.3.2.5.1	settle, conduct or abandon any collection activity and the Client will be bound by Arbuthnot’s actions and decisions;

6.3.2.5.2	grant time or other indulgence to any Debtor, compromise claims or accept payment from a Debtor which is less than the Notified Value of the Receivable, in all cases without discharging the Client from its obligations to Arbuthnot;

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6.3.2.5.3	start, defend or compromise legal proceedings, which may be in the name of the Client and the Client will provide all assistance that Arbuthnot requests in gathering evidence and ensuring any witnesses that are required who are employed by the Client will attend the hearing; and

6.3.2.5.4	repay any credit balance shown on their account to a Debtor.

7	REPRESENTATIONS AND WARRANTIES

The Client makes the following representations and warranties in favour of Arbuthnot in respect of each Receivable that is Notified to Arbuthnot and they shall remain in force (and be repeated daily) until that Receivable has been fully and finally unconditionally discharged:

7.1	the particulars contained in the Notification are correct and complete and the Receivable has not previously been Notified to Arbuthnot;

7.2	the Client has the absolute right to transfer the Receivable to Arbuthnot, and except in Arbuthnot’s favour, the Receivable has not been sold, transferred, mortgaged, charged or otherwise disposed of or encumbered to any person, nor has any agreement been made to do so;

7.3	the related Invoice or credit note contains the correct name and address of the Debtor and any required purchase order number;

7.4	the Client has taken all reasonable steps to ascertain the creditworthiness of the Debtor prior to the delivery of Goods to the Debtor;

7.5	Arbuthnot’s ownership of the Receivable and the transfer to Arbuthnot of information about a Debtor will not violate any laws or agreement affecting the Client;

7.6	no supplier to the Client or other third party will retain title to all or any part of any Goods or the proceeds of sale of such Goods which are the subject matter of the Receivable;

7.7	the Client has performed all obligations required for the Receivable to be payable in full at its Notified Value, including without limitation the delivery of Goods;

7.8	all sums due and obligations owed by the Client to the Debtor have been paid and performed and nothing exists that could reduce the amount payable by the relevant Debtor in relation to the Receivable;

7.9	no right or claim exists that could reduce or extinguish the Notified Value of the Receivable or affect Arbuthnot’s ability to collect the Receivable;

7.10	the Debtor has an established place of business in an Approved Territory;

7.11	the Debtor is not an Affiliate;

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7.12	the Contract of Sale giving rise to that Receivable;

7.12.1	is valid, binding and enforceable against the Debtor;

7.12.2	is governed by the law of an Approved Territory or such other law approved by Arbuthnot in writing and provides for the Debtor’s submission to the jurisdiction of the courts of an Approved Territory;

7.12.3	provides for payment in an Approved Territory;

7.12.4	provides for such Receivable to be paid by no later than the Approved Payment Terms (unless otherwise agreed in writing by Arbuthnot);

7.12.5	does not provide for any early settlement discount that is greater that the Permitted Early Settlement Discount;

7.12.6	contains no prohibition against the sale or transfer of the Receivable to Arbuthnot;

7.12.7	is not regulated by the Consumer Credit Act 1974 or subordinate legislation; and

7.12.8	is made upon the Client’s standard terms in the ordinary course of its business;

7.13	the Client has complied with all relevant provisions of the Data Acts; and

7.14	it is a bona fide Receivable and each Notification solely contains bona fide Receivables in relation to which the above warranties can be given and be complied with.

8	UNDERTAKINGS

Whilst this Agreement is in place and until all amounts owing to Arbuthnot pursuant to the Finance Documents have been paid:

8.1	the Client undertakes to:

8.1.1	promptly perform all of its further and continuing obligations under the relevant Contract of Sale;

8.1.2	provide upon Arbuthnot’s request written evidence, in form and substance satisfactory to Arbuthnot, that the relevant Goods and/or services in relation to a Receivable have been Delivered in accordance with the Contract of Sale;

8.1.3	keep accurate accounting records regarding Receivables separate from all other records and ensure that they prominently indicate that the Receivables have been assigned to Arbuthnot;

8.1.4	permit or procure Receivable Verification in such manner as Arbuthnot may require;

8.1.5	notify Arbuthnot immediately upon becoming aware of any adverse information which subsequently becomes known to the Client that affects a Debtor’s creditworthiness;

8.1.6	ensure that all Invoices contain details of payment terms that are no more generous than the Approved Payment Terms (unless otherwise agreed in writing by Arbuthnot);

8.1.7	notify Arbuthnot immediately upon becoming aware of any matter or circumstance that constitutes (or would, with the passing of time or the giving of notice, constitute) a Termination Event;

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8.1.8	if and when required by Arbuthnot following the cancellation of the agency detailed in Clause 6.1 (Appointment) above, give notice to Debtors that its Receivables have been sold to Arbuthnot, in such form as Arbuthnot require;

8.1.9	issue instructions to its bankers to transfer to the Trust Account all Remittances that are received by the Client;

8.1.10	promptly inform Arbuthnot of any Returned Goods and if directed by Arbuthnot set these aside and mark Arbuthnot’s name on them as the owner, deliver them to Arbuthnot or otherwise deal with them as Arbuthnot directs;

8.1.11	carry out such procedures as Arbuthnot may reasonably require in relation to the day-to day- administration of this Agreement; and

8.1.12	promptly disclose all material facts and matters which in any way would reasonably be expected to influence Arbuthnot’s decision so the establishment, cancellation or variation of any Limit or the continuance of the Receivables Finance Facility.

8.2	the Client undertakes that it will not:

8.2.1	whether directly or by division or subsidiary and other than in Arbuthnot’s favour, sell, transfer, mortgage, charge or otherwise dispose of or encumber any Receivable or the proceeds of such Receivable or the Client’s rights under this Agreement or any other agreement, or agree or purport to do so;

8.2.2	disclose to any person (other than an Affiliate or the Client’s professional advisors) information provided by Arbuthnot in relation to the creditworthiness of Debtors or details of, or reasons for, designating any Receivable as Eligible or Ineligible;

8.2.3	issue any credit notes if Arbuthnot has advised that no credit notes are to be issued without Arbuthnot’s express consent;

8.2.4	hold itself out as the agent of Arbuthnot except as detailed in Clause 6.1 (Appointment) above and then following termination of such agency, not hold itself out as the agent of Arbuthnot for that purpose;

8.2.5	without Arbuthnot’s prior written consent, extend the time for payment of any Receivable nor rescind, terminate, waive or modify (or purport to rescind, terminate, waive or modify) any of the terms of a Contract of Sale;

8.2.6	without Arbuthnot’s prior written consent, waive or modify (or purport to waive or modify) any of the terms on which the Client purchases Goods from its suppliers and, in particular, it will not permit any supplier to retain title to Goods;

8.2.7	without Arbuthnot’s prior written consent, alter, or seek to alter, its constitution, composition or legal personality or permit a Change of Control to occur.

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9	DISPUTES

9.1	If any dispute arises about a Receivable or a Debtor’s liability to pay a Receivable by its due date or any counterclaim or claim for reduction of or set-off against a Receivable (except under the Permitted Early Settlement Discount) is made, then:

(a)	the Client will immediately give Arbuthnot all information about it;

(b)	the Client will do its best promptly to settle it directly with the Debtor; and

(c)	Arbuthnot may settle or compromise (or require that the Client should settle or compromise) it on such terms as Arbuthnot decide.

9.2	If Arbuthnot becomes aware that a Debtor is disputing a Receivable or its liability to pay by its due date, Arbuthnot may treat that Receivable as an Ineligible Receivable.

9.3	If the Client receives or is advised of a claim to which a Debtor is entitled the Client must promptly raise an appropriate credit note and unless Arbuthnot advises the Client otherwise the Client must immediately send such credit note to the Debtor and include it on a Notification.

9.4	Arbuthnot may at any time require that the Client does not send credit notes to Debtors without Arbuthnot’s prior consent or that any credit notes be sent to Arbuthnot for Arbuthnot’s prior approval.

10	VALUE ADDED TAX

10.1	If the terms of the VAT Bad Debt Scheme would apply to a Receivable but for its sale to Arbuthnot, then Arbuthnot may sell such Receivable back to the Client or lodge in the Client’s name a proof of debt in the Insolvency of the Debtor and in such circumstances the Client undertakes to:

10.1.1	pay to Arbuthnot forthwith a sum equivalent to the VAT included in such Receivable that the Client may be able to reclaim under the VAT Bad Debt Scheme;

10.1.2	use their best endeavours to recover all VAT that the Client is entitled to reclaim; and

10.1.3	hold in trust for Arbuthnot any dividend or other sum in relation to such Receivable recovered by the Client.

11	SCOTTISH RECEIVABLES

If Arbuthnot has agreed that a Client can assign Scottish Receivables to Arbuthnot then this Clause 11 will apply.

11.1	Clause 1.1 of this Receivables Finance Section will apply to all Scottish Receivables and will be amended so that the words: “(and an absolute warranty in relation to Scottish Receivables)” are inserted after the words “with full title guarantee”.

11.2	The Client is constituted a trustee for Arbuthnot to hold all Scottish Receivables and their Associated Rights in trust for Arbuthnot until:

(a)	Arbuthnot receives payment in full for the Scottish Receivables or Arbuthnot completes its title to the Scottish Receivables and Associated Rights; or

(b)	Arbuthnot receives payment of other money or property relating to the Scottish Receivables or completes title to that property.

11.3	Arbuthnot acknowledges intimation of the creation of the trust described above. If requested by Arbuthnot, the Client will at its own expense give notice to any person of the trust and that any payment is to be made to Arbuthnot.

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11.4	Arbuthnot may at any time require the Client, as trustee, or any other person who may have become trustee, to transfer to Arbuthnot absolutely the whole or any part of the property of the trust and to perform any other acts as Arbuthnot considers necessary to protect Arbuthnot’s interests.

11.5	If the Client is a Scottish company registered in Scotland, the Client hereby consents to the registration of this Agreement and of any statement provided under this Clause 11 for execution.]

12	EXPORT RECEIVABLES

If Arbuthnot has agreed to make Initial Payments to the Client in respect of Export Receivables in Approved Currencies other than Sterling then this Clause 12 will apply.

12.1	Receivables must be separately Notified to Arbuthnot by currency.

12.2	If Arbuthnot has agreed to do so, Arbuthnot will pay the Purchase Price in the relevant Approved Currency. The Client will pay Arbuthnot all fees, commissions and charges which Arbuthnot or their bankers charge in connection with that.

12.3	When the Client Notifies Arbuthnot of an Export Receivable the Client additionally warrants to Arbuthnot that the exportation, importation and purchase of the relevant Goods is lawful and the Debtor is lawfully obliged to pay the Receivable in the relevant Approved Currency by its due date and to the Client, or following notice of assignment being given, to Arbuthnot.

12.4	If a Debtor sends Arbuthnot a Remittance in a currency other than that of the Receivable, Arbuthnot will convert the Remittance to the currency of that Receivable and the Client is responsible for all charges and fees incurred for that along with any exchange rate losses.

12.5	Arbuthnot may remove an Approved Currency or Approved Territory from the definition of Approved Currency or Approved Territory (as appropriate) by written notice to the Client. Except as necessary to enable Arbuthnot to comply with laws or policies binding upon Arbuthnot from time to time that will not affect Receivables Notified to Arbuthnot prior to Arbuthnot sending such notice.

12.6	Arbuthnot may require the Client at any time to deliver to Arbuthnot and not to the Debtor, the original of each Invoice, credit note or other document relating to a Receivable as Arbuthnot may require and Arbuthnot may forward them at the Client’s expense to such other persons or organisations as are appropriate to validate or enforce a Receivable.

12.7	Arbuthnot may transfer an Export Receivable to a third party agent for the purpose of collections (unless the Client has Arbuthnot’s agency to collect Receivables) and the Client will carry out any act required by the third party agent in relation to such Export Receivable. No such Export Receivable shall be treated as discharged until the proceeds have been received by Arbuthnot.

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GENERAL TERMS AND CONDITIONS SECTION

Incorporated into an agreement dated _____________________________ and made between the Client and Arbuthnot

1	START AND LENGTH OF RELATIONSHIP

1.1	The relationship between the Parties will commence on the Commencement Date and unless terminated pursuant to Clause 13 (Termination Events) or Clause 4 (Illegality and Cancellation) below will continue for the Minimum Period. After the end of the Minimum Period (in the absence of termination pursuant to Clause 13 (Termination Events) below) it will continue thereafter until it terminates upon the expiry of written notice to terminate given by either Party of not less than the Notice Period.

1.2	During any period of notice the Parties must comply with their obligations to the other Party.

1.3	Arbuthnot may, but shall not be obliged to, agree to the termination of this Agreement without the Client serving the requisite notice on terms acceptable to Arbuthnot, including payment of all Liabilities and the Early Repayment Fee.

2	LIMITS

2.1	Payments

Notwithstanding the other provisions of this Agreement, Arbuthnot will not be obliged to make any payment to the Client if the making of such payment would cause any Limit to be exceeded.

2.2	Mandatory re-imbursement if Limit exceeded

If, at any time and from time to time, any Limit is exceeded, the Client will, on demand by Arbuthnot, immediately pay such amount as is necessary to ensure that, after the application of that amount, the relevant Limit is no longer exceeded.

3	COSTS

The Client shall pay the fees and charges in the amounts and at the times detailed in the Specific Conditions Section.

4	ILLEGALITY AND CANCELLATION

4.1	Illegality

If it becomes unlawful in any applicable jurisdiction for Arbuthnot to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain a Utilisation:

4.1.1	Arbuthnot shall promptly notify the Client upon becoming aware of that event and shall be under no obligation to perform any of its obligations as contemplated by this Agreement or to maintain any Utilisation; and

4.1.2	the Client shall pay to Arbuthnot any amount equal to the aggregate amount which Arbuthnot has advanced to the Client in respect of any Utilisations which Arbuthnot has not at that time recouped, on the last Business Day of the calendar month in which the notice under Clause 4.1.1 is given or, if earlier, the date specified by Arbuthnot in such notice (being no later than the last day of any applicable grace period permitted by law).

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4.2	Voluntary cancellation

4.2.1	The Client may terminate the whole (but not part only) of the Facilities (other than the Receivables Finance Facility) made available to the Client on giving Arbuthnot prior written notice of not less than the Notice Period at any time.

4.2.2	On the expiry of a notice of cancellation given pursuant to this Agreement, the Client must prepay to Arbuthnot the full amount of its Liabilities together with the Early Repayment Fee.

4.2.3	To the extent that they have not already been cancelled in accordance with the provisions of this Agreement, the Facilities will be cancelled.

4.2.4	No amount of the Facilities that are cancelled may be subsequently reinstated.

4.3	Right of cancellation

4.3.1	If:

4.3.1.1	any sum payable to Arbuthnot by the Client is required to be increased under Clause 9 (Tax gross-up); or

4.3.1.2	Arbuthnot claims payment from the Client under Clause 10 (Increased Costs);

the Client may, whilst the circumstance giving rise to the requirement for that increase or payment continues, give Arbuthnot notice of cancellation of the whole (but not part only) of the Facilities made available to the Client.

4.3.2	On receipt of a notice referred to in Clause 4.3.1 by Arbuthnot, the Limits shall immediately be reduced to zero.

4.3.3	On the last Business Day of the calendar month in which the Client gives notice under paragraph 4.3.1 or, if earlier, the date specified by the Client in the notice under paragraph 4.3.1, the Client shall pay to Arbuthnot an amount equal to all of its Liabilities. Upon receipt of such payment, all outstanding Receivables shall be deemed to have been re-purchased by the Client pursuant to Clause 2.2 (Eligible and Ineligible Receivables) of the Receivables Finance Section as if the Client had paid to Arbuthnot the Repurchase Price referred to in that clause.

5	GENERAL REPRESENTATIONS AND WARRANTIES

5.1	The Client represents and warrants (and these representations and warranties will be made on the Commencement Date and repeated on each day during which the Agreement is in force) that:

5.1.1	it and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted;

5.1.2	subject to the Legal Reservations the obligations expressed to be assumed by the Obligors in each Finance Document to which they are a party are legal, valid, binding and enforceable obligations;

5.1.3	the entry into, performance of and the transactions contemplated by the Finance Documents do not and will not conflict with:

5.1.3.1	any law or regulation applicable to it;

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5.1.3.2	its constitutional documents; or

5.1.3.3	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument;

5.1.4	all action, conditions and steps required by all applicable laws and regulations have been taken, fulfilled or done in order to:

5.1.4.1	enable it to lawfully enter into, exercise its rights under and perform and comply with its obligations under the Finance Documents;

5.1.4.2	ensure that its obligations under the Finance Documents are valid, legally binding and enforceable in accordance with their respective terms;

5.1.4.3	make the Finance Documents admissible evidence in England and Wales and any other jurisdiction applying to the Client;

5.1.5	all Authorisations necessary for the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect if a failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect;

5.1.6	save as disclosed to Arbuthnot, no litigation, arbitration, corporate action administrative proceedings, claims or investigations of, or before, any court, arbitral body or agency, or other procedure or step, or creditors’ process exist or have been threatened which would if adversely determined result or might reasonably be expected to cause, by itself or together with any other such proceeding or claim a Material Adverse Effect;

5.1.7	no Termination Event is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by any Finance Document;

5.1.8	all information supplied to Arbuthnot in connection with the Finance Documents was when supplied true and correct in all material respects and not misleading and nothing has occurred since the date on which such information was provided which would render it untrue or misleading in any material respect;

5.1.9	it has disclosed to Arbuthnot every material fact or matter known to the Client which might reasonably be expected to influence Arbuthnot in deciding whether to:

5.1.9.1	enter into or continue operating this Agreement; or

5.1.9.2	accept any person to be a Guarantor;

5.1.10	it is solvent and will be able to pay all of its debts in full, together with interest, throughout the duration of this Agreement;

5.1.11	it has obtained and maintained all such insurance policies (including, without limitation, product liability insurance) as would be maintained by prudent organisations carrying on business of the type carried on by the Client and has complied in all material respects with the terms and conditions of such policies;

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5.1.12	it has complied and will continue to comply with all of its obligations under the Data Acts;

5.1.13	no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making or any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which would or is reasonably likely to have a Material Adverse Effect;

5.1.14	it is not materially overdue in the filing of any Tax returns, it is not overdue in the payment of any amount in respect of Tax and it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document;

5.1.15	no Security or Quasi-Security exists over all or any of the present or future assets of the Obligors;

5.1.16	there is no Financial Indebtedness outstanding;

5.1.17	no Guarantee granted by the Client other than a Guarantee in favour of Arbuthnot exists;

5.1.18	its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

5.1.19	it is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as conducted by it at the Commencement Date and it has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it;

5.1.20	for the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Procedures (recast) (“Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction;

5.1.21	neither the Client nor any of its Subsidiaries operate a defined benefit pension scheme;

5.1.22	neither the Client nor any member of the Group:

5.1.22.1	is a Sanctioned Entity; or

5.1.22.2	has, to the best of the Client’s knowledge after making due inquiry, received notice of any action, suit, proceeding or investigation against it with respect to Sanctions from any Sanctions Authority; and

5.1.23	the operations of each member of the Group are, and have been, conducted at all times in compliance with applicable Anti-Money Laundering Laws and Anti-Corruption Laws.

5.2	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

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6	GENERAL UNDERTAKINGS

The Client irrevocably undertakes that:

6.1	it shall promptly obtain, comply with and do all that is required to maintain in full force and effect and supply to Arbuthnot certified copies of any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

6.1.1	enable it to perform its obligations under the Finance Documents to which it is a party;

6.1.2	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

6.1.3	carry on its business where failure so to comply has or is reasonably likely to have a Material Adverse Effect;

6.2	it shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect;

6.3	it shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction;

6.4	it shall procure that no substantial change is made to the general nature of its business from that carried on by it at the date of this Agreement;

6.5	it shall not:

6.5.1	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them);

6.5.2	incorporate a company; or

6.5.3	acquire (except in the ordinary course of business) other assets of any kind;

6.6	it shall not (and shall ensure that no member of the Group shall):

6.6.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

6.6.2	transfer any assets or lend to or guarantee or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing);

6.7	it shall not (and shall ensure that no member of the Group will) cause or permit any member of the Group which is a Dormant Subsidiary to commence trading or cease to satisfy the criteria for a Dormant Subsidiary unless such Dormant Subsidiary becomes an Obligor;

6.8	it shall not create or permit to subsist any Security over any of its assets; and

6.9	it shall not:

6.9.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Client or any other member of the Group;

6.9.2	sell, transfer or otherwise dispose of any of its receivables;

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6.9.3	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

6.9.4	enter into any other preferential arrangement having a similar effect;

(such arrangements or transactions being, “Quasi-Security”) in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

6.10	it shall not make a Disposal;

6.11	except as permitted under Clause 6.12 below, it shall not, without the prior written consent of Arbuthnot:

6.11.1	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); or

6.11.2	repay or distribute any dividend or share premium reserve;

6.11.3	pay any other moneys, whether by way of interest, management fees or otherwise howsoever, to any Affiliate, Subsidiary or any shareholder, director or employee; or

6.11.4	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

6.12	Clause 6.11 above does not apply to payments in the ordinary course of, and pursuant to the reasonable requirements of, trading and on arm’s length commercial terms to the extent not prohibited by the terms of any other Finance Document;

6.13	other than a Guarantee given by it in favour of Arbuthnot it shall not (and shall ensure that no member of the Group will) incur or allow to remain outstanding any Guarantee in respect of any obligation of any person;

6.14	it shall not (and shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness other than Permitted Trade Credit;

6.15	it shall not (and shall ensure that no member of the Group will) issue any shares;

6.16	it will allow Arbuthnot and/or a Delegate and/or accountants or other professional advisers and contractors of Arbuthnot free access at all reasonable times and on reasonable notice (unless a Termination Event is continuing, in which case no prior notice need be given by Arbuthnot) at the risk and cost of the Client:

6.16.1	to the premises, systems, assets, books, accounts and records of each member of the Group, for the purpose of inspecting and/or auditing the same;

6.16.2	to verify any of the information or documents required to be supplied by the Client under this Agreement; or

6.16.3	at the Client’s expense, to remove and/or copy (including copying to disk) books, ledgers, orders, correspondence, bank statements, and other documents or records and any items comprised in the Associated Rights;

6.17	it shall give assistance to such accountants or other professional advisers and contractors preparing any reports reasonably required by Arbuthnot. The reasonable cost of such reports shall be borne by the Client (if there is any breach of this clause, then without prejudice to any other rights in Arbuthnot’s favour, Arbuthnot may immediately appoint, at the Client’s expense, accountants or other professional persons to obtain or provide such information as Arbuthnot may require;

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6.18	it shall not (and shall ensure that no other member of the Group will) use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility to fund or finance any business activities or transactions:

6.18.1	of or with a Sanctioned Entity; or

6.18.2	in any other manner which would result in any member of the Group or Arbuthnot being in breach of any Sanctions or becoming a Sanctioned Entity;

6.19	it shall:

6.19.1	preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

6.19.2	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

6.19.3	make registrations and pay all registration fees and Taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

6.19.4	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil its right to use such property; and

6.19.5	not discontinue the use of the Intellectual Property,

where failure to do so (in the case of clauses 6.19.1 to 6.19.3 above) or (in the case of clauses 6.19.4 and 6.19.5 above) such use, permission to use, omission or discontinuation is reasonably likely to have a Material Adverse Effect; and

6.20	it shall not enter into any Treasury Transaction, other than with Arbuthnot or with the prior written consent of Arbuthnot, which shall not be unreasonably withheld or delayed.

7	INFORMATION REQUIREMENTS

7.1	The Client shall supply all of the information detailed at Clause 5 (Reporting Requirements) of the Specific Conditions Section.

7.2	By providing the information requested in Clause 5 (Reporting Requirements) of the Specific Conditions Section, the Client represents and warrants to Arbuthnot that:

7.2.1	its latest Financial Statements were prepared in accordance with GAAP and consistently applied;

7.2.2	its latest unaudited Financial Statements (if any) fairly represent its financial condition and results of operations for the relevant month;

7.2.3	its latest audited Financial Statements give a true and fair view of its financial condition and results of operations during the relevant Financial Year;

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7.2.4	there has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group as a whole) since the date to which its latest audited Financial Statements were drawn up; and

7.2.5	the budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

7.3	The Client irrevocably undertakes that it will not alter its financial year end or replace its auditors without (in each case) the prior written consent of Arbuthnot.

7.4	The Client irrevocably authorises and directs its bank, auditors, accountants and other professional advisers to give Arbuthnot or Arbuthnot’s agents such information about the business, operations and financial condition of the Group as Arbuthnot may reasonably require from time to time.

8	FURTHER ASSURANCE

8.1	The Client shall at its own expense promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as Arbuthnot may reasonably specify (and in such form Arbuthnot may reasonably require):

8.1.1	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, transfer, conveyance, assignation, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security Documents) or for the exercise of any rights, powers and remedies of Arbuthnot provided by or pursuant to the Finance Documents or by law;

8.1.2	to confer on Arbuthnot Security over any property and assets of the Client located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

8.1.3	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security Documents.

8.2	The Client shall take all such action as is available to it (including the giving of any notice, order or direction and making all filings and registrations) as may be necessary:

8.2.1	to give effect to the terms of this Agreement; and

8.2.2	for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on Arbuthnot by or pursuant to the Finance Documents.

9	TAX GROSS-UP

9.1	The Client shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

9.2	Upon becoming aware that the Client must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), the Client will notify Arbuthnot accordingly.

9.3	If a Tax Deduction is required by law to be made by the Client, the amount of the payment due from that Client shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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9.4	If the Client is required to make a Tax Deduction, the Client shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

9.5	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Client shall deliver to Arbuthnot evidence that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

9.6	If the Client makes a Tax Payment and Arbuthnot determines that a Tax Credit is attributable to that Tax Payment and Arbuthnot has obtained, utilised and retained that Tax Credit, Arbuthnot shall pay an amount to the Client which Arbuthnot determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Client.

10	INCREASED COSTS

The Client shall, within 3 Business Days of a demand by Arbuthnot, pay for the account of Arbuthnot the amount of any Increased Costs incurred by Arbuthnot or any of its Affiliates as a result of a regulatory change made after the date of this Agreement.

11	CURRENCIES

11.1	All monies received or held by Arbuthnot under this Agreement may be converted from their existing currency into such other currency as Arbuthnot reasonably considers necessary at a rate of exchange determined by Arbuthnot in that other currency at the Spot Rate of Exchange. Arbuthnot shall have no liability to the Client in respect of any loss resulting from any fluctuation in exchange rates after any such conversion.

11.2	No payment to Arbuthnot (whether under any judgment or court order or in the liquidation, administration or dissolution of an Obligor or otherwise) shall discharge the obligation or liability of the Obligor in respect of which it was made, unless and until Arbuthnot shall have received payment in full in the currency in which the obligation or liability was incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency, Arbuthnot shall have a further separate cause of action against the Obligor.

12	INDEMNITY

12.1	Without prejudice to any other indemnities contained in this Agreement or in any related guarantee, indemnity or security, the Client indemnifies Arbuthnot against all losses, costs, demands and expenses that Arbuthnot may suffer or incur:

12.1.1	as a result of the negotiation, operation, variation or enforcement (attempted enforcement (including consideration of enforcement)) of the Finance Documents (including reasonably and properly incurred legal fees, charges, disbursements, survey and valuation fees, expenses and VAT);

12.1.2	arising out of any breach of the representations, warranties, undertakings, covenants or other obligations of any person under the Finance Documents;

12.1.3	as a result of any variation to the terms of any Finance Documents;

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12.1.4	in relation to any stamp, documentary, registration or similar duty or tax (including any penalty for late payment) imposed on or paid in respect of any Finance Document;

12.1.5	as a result of Arbuthnot acting on instructions appearing to come from the Client, regardless of the capacity of the person actually giving those instructions;

12.1.6	arising from Arbuthnot collecting any cheque or negotiable instrument payable to the Client or endorsed in the Client’s favour;

12.1.7	arising from converting any sum due to under this Agreement or any other Finance Document or any order or judgment concerning any of them, into another currency;

12.1.8	as a result of any claim made on Arbuthnot by any Debtor in relation to a Receivable or Associated Right;

12.1.9	arising as a result of the Client’s failure to comply with the requirements of the Data Acts;

12.1.10	arising in relation to the release of any Receivable from Security;

12.1.11	arising in relation to dealing with disputes by Debtors;

12.1.12	arising in relation to issuing proceedings to collect any Receivable (including all costs, interest and disbursements payable to any third party arising from claims or proceedings) or otherwise enforcing or attempting to enforce payment and collection of all and any Receivable and in settling or compromising any dispute or claim (whether justified or not) by a Debtor;

12.1.13	arising from the Client or any other Obligor failing to pay sums due to Arbuthnot as they fall due under the Finance Documents;

12.1.14	arising out of Arbuthnot’s receipt of any incorrect, incomplete or inaccurate message or data by electronic means or Arbuthnot’s failure to receive or to act upon any such message or data; and

12.1.15	arising in relation to any of the fees and expenses detailed in the Specific Conditions Section,

and if the Client shall fail to pay when due any of the amounts contemplated by this clause, Arbuthnot shall be entitled to debit such amounts to any account of the Client with Arbuthnot

12.2	The indemnities at Clause 12.1 above constitute separate and independent obligations of the Client to Arbuthnot and will give rise to a separate and independent cause of action, irrespective of any time or indulgence granted by Arbuthnot to the Client.

13	TERMINATION EVENTS

Each of the following events is a Termination Event:

13.1	the failure by the Client to remit to the Trust Account within 1 Business Day any amount received by the Client representing the proceeds of Receivables administered or dealt with in any manner contrary to that prescribed by this Agreement;

13.2	any moneys due from an Obligor to Arbuthnot are not paid in the currency, at the time and in the manner specified in the relevant Finance Document, other than where such failure to pay is caused by an administrative or technical error and payment is made within 3 Business Days of its due date or the date upon which Arbuthnot has notified the Client of such breach (whichever is the earlier);

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13.3	the Client breaches any of the financial covenants detailed in Clause 4 (Financial Covenants) of the Specific Conditions Section;

13.4	any representation, warranty, undertaking or covenant made by the Client pursuant to the Receivables Finance Section is not complied with or is untrue or incorrect in any material respect when they are made or deemed to be repeated;

13.5	any representation, warranty, undertaking or covenant made by an Obligor (other than those made by the Client in the Receivables Finance Section) in a Finance Document is not complied with or is untrue or incorrect in any material respect when they are made or deemed to be repeated and are not remedied within 5 Business Days of the relevant Obligor becoming aware of, or ought reasonably to have been aware of, such breach or the date upon which Arbuthnot has notified the Client of such breach (whichever is the earlier);

13.6	any Obligor fails to perform or comply with any other obligation expressed to be assumed by it in any of the Finance Documents (not otherwise expressly specified in this clause) and such failure (if capable of remedy) is not remedied within 5 Business Days of the relevant Obligor becoming aware of such breach or the date upon which Arbuthnot has notified the Client of such breach (whichever is the earlier);

13.7	any Finance Document shall terminate (other than in accordance with its terms or with the written consent of Arbuthnot) or become void or unenforceable;

13.8	any Financial Indebtedness is not paid when due or is declared to be or otherwise become due and payable prior to its specified maturity or any creditor of the Client becomes entitled to declare any such Financial Indebtedness due and payable prior to its specified maturity;

13.9	any of the Client’s directors or partners ceases to be a director or partner and are not replaced within 3 months by an individual acceptable to Arbuthnot;

13.10	any Guarantor:

13.10.1	becomes Insolvent, or dies or terminates or amends (or purports or attempts to terminate or amend) the guarantee, warranty or indemnity and a replacement guarantee, indemnity or waiver on terms acceptable to Arbuthnot (acting reasonably) is not put in place within 10 days of Arbuthnot becoming aware of such Insolvency, death, termination or amendment, or

13.10.2	if required by Arbuthnot to acknowledge any amendment to the terms of this Agreement, fails or refuses to do so;

13.11	any person who waived, gave consent, priority or released in Arbuthnot’s favour its rights to any asset of the Client withdraws such waiver, consent, priority or release or otherwise asserts a claim to such asset or any proceed thereof;

13.12	Arbuthnot considers, in its discretion acting reasonably, that there has been a Material Adverse Change in the Client’s business, assets, financial condition or operating performance;

13.13	an Obligor becomes Insolvent or subject to Insolvency Proceedings;

13.14	any corporate action or other steps are taken or legal or other proceedings are started for the winding-up, dissolution or reorganisation of an Obligor other than for the purposes of a bona fide, solvent scheme of reconstruction or amalgamation previously approved in writing by Arbuthnot;

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13.15	anything analogous to or having a similar effect to any of the events specified in clauses 13.13 and 13.14 inclusive shall occur under the laws of any Relevant Jurisdiction;

13.16	any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of £50,000 and is not discharged within 14 days;

13.17	any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business;

13.18	any Security on or over the assets of any Obligor becomes enforceable and any step is taken or threatened to enforce that Security, including but not limited to, any floating charge given by an Obligor crystallising or being converted into a fixed charge;

13.19	a Change of Control occurs;

13.20	the Client has failed to deliver a Notification Schedule in a calendar month.

14	CONSEQUENCES OF TERMINATION EVENTS

14.1	Upon or at any time after the occurrence of a Termination Event which is continuing Arbuthnot may:

14.1.1	terminate this Agreement immediately by giving written notice of termination to the Client;

14.1.2	cancel the Client’s agency to collect Receivables and manage Debtors’ accounts;

14.1.3	increase the Discount Margin by 2%;

14.1.4	reduce the Initial Payment Percentage (including to zero);

14.1.5	designate all or any Outstanding Receivables as Ineligible Receivables;

14.1.6	combine any or all accounts that Arbuthnot holds for the Client (if the Client holds more than one);

14.1.7	demand that the Client immediately pay:

14.1.7.1	any debit balance on the Funds in Use Account or the combined accounts;

14.1.7.2	Discount accrued but not yet debited;

14.1.7.3	an amount equal to all credit balances on Debtors’ accounts; and

14.1.7.4	the amount of any Liabilities, to the extent not yet debited to the Funds in Use Account;

14.1.8	deliver a Recourse Notice;

14.1.9	immediately debit the Client’s Funds in Use Account with an administration fee of 2% of the Notified Value of Receivables then Outstanding and Notified to us thereafter;

14.1.10	carry out an investigation of the Client’s business and/or assets (at the cost of the Client); and

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14.1.11	by written notice declare all and any Liabilities to be due and payable on demand or on any date specified by Arbuthnot in such notice, whereupon such Liabilities shall become so due and payable on demand or on such date (as the case may be), together with all and any other sums owed by the Client under or pursuant to this Agreement and/or (as the case may be) subject to such alternative repayment arrangements.

14.2	Except as otherwise provided, the termination of this Agreement will not affect the respective rights and obligations of Arbuthnot and the Client in respect of:

14.2.1	any Receivables which have come into existence prior to the ending of this Agreement; or

14.2.2	all transactions or events having their inception prior to the ending of this Agreement, the continued accrual of Discount and Arbuthnot’s right to set-off monies or combine accounts.

14.3	Such rights and obligations (including the continued accrual of Discount, if applicable) will remain in full force and effect until all monies due from the Client have been received by Arbuthnot and all monies due from Arbuthnot to the Client will have been paid.

14.4	The Client will still be obliged to Notify Receivables to Arbuthnot that have not been previously Notified until all of the Client’s Liabilities under this Agreement are satisfied in full.

15	SET-OFF

15.1	Arbuthnot may at any time and without notice combine and consolidate all or any (and/or part) of the Accounts and set off any sums due from Arbuthnot to the Client, against any moneys due from the Client to Arbuthnot, whether actually, prospectively or contingently and whether alone or jointly with others and whether arising pursuant to this Agreement or otherwise howsoever. If the amount cannot be immediately ascertained Arbuthnot may make a reasonable estimate thereof.

15.2	The Client may not exercise any right of set-off or counterclaim against moneys due from Arbuthnot to the Client.

16	CALCULATIONS AND CERTIFICATES

16.1	Arbuthnot shall maintain such accounts as are necessary to record transactions between the Parties pursuant to this Agreement. The Client can request further details of these accounts from Arbuthnot at any time.

16.2	The Client can access a statement of these accounts by accessing Arbuthnot Advance.

16.3	In the event of any dispute between Arbuthnot and the Client, a statement of account, certified as true and correct by Arbuthnot’s company secretary or one of Arbuthnot’s directors will be conclusive evidence of the amounts owed, in the absence of manifest error.

17	DATA SHARING AND DATA PROTECTION

The Client and Arbuthnot each undertake to comply with their obligations detailed with the Data Sharing and Data Protection Section.

18	VARIATIONS AND WAIVERS

18.1	Subject to clause 18.2 below, this Agreement may only be amended if Arbuthnot and the Client so agrees in writing from time to time.

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18.2	Arbuthnot may amend this Agreement but only to the extent necessary to comply with any change of law, and provide copies of the amended terms to the Client immediately via Arbuthnot Advance. Upon such revised terms being made available on Arbuthnot Advance they shall bind the Client.

18.3	If Arbuthnot agrees to the Client’s request for any variation to this Agreement, Arbuthnot may charge a fee agreed with the Client beforehand for agreeing to such a variation.

18.4	Arbuthnot’s rights under this Agreement will not be affected in any way by them granting the Client time or indulgence, and no waiver by Arbuthnot of any requirement of this Agreement will constitute a waiver of that requirement in the future or of any other requirement. No failure or delay on Arbuthnot’s part in the exercise of any of its rights under this Agreement will constitute a waiver of that right.

19	TRANSFERS AND AGENCY

19.1	Arbuthnot may at any time novate, assign, transfer, charge or otherwise dispose of any of their rights and/or obligations under any and all Finance Documents to any other party and the Client consents to such novation, assignment, transfer, charge or other disposal and agrees to enter into any documentation that Arbuthnot may require in order to give effect to any such novation, assignment, transfer, charge or other disposition.

19.2	The Client may not assign, charge, transfer or declare in trust any or all of its rights and/or obligations under any of the Finance Documents without the prior written consent of Arbuthnot.

19.3	Arbuthnot may at its sole discretion appoint an agent in respect of any aspect of this Agreement and any other Finance Document.

20	NOTICES

20.1	Each communication shall be in writing (which includes email) and sent to the recipient at its usual email address or the registered office address or such other address as the Client or Arbuthnot may for this purpose notify to the other and shall be deemed to have been given by the Client to Arbuthnot upon receipt by Arbuthnot and by Arbuthnot to the Client upon delivery (if by hand), or when successfully transmitted (if by email) or 2 days after posting (if sent by first class mail).

21	ELECTRONIC COMMUNICATIONS

21.1	The Parties agree that for the purposes of this Agreement the Client and Arbuthnot can deliver information and communicate with each other via Arbuthnot Advance.

21.2	In addition to Clause 21.1 above, the Parties may agree that for the purposes of this Agreement the Client can deliver information to Arbuthnot and communicate with Arbuthnot via either their own dedicated website and/or software or via email or other electronic methods that Arbuthnot may approve. Arbuthnot may alter, or withdraw its agreement provided under this Clause 21.2 at any time.

21.3	The Client recognises that agreeing to communicate electronically is only ancillary to this Agreement and that Arbuthnot shall not be liable for any loss or damage of whatever nature and howsoever arising (including any consequential, special, secondary or indirect loss) arising from communicating or attempting to communicate with Arbuthnot by electronic means.

22	MISCELLANEOUS

22.1	If any provision of this Agreement is found to be unenforceable, all other provisions shall remain unaffected.

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22.2	Arbuthnot shall not be responsible for any delay or failure to perform when its failure results from any of the following cause: Acts of God or public enemies, civil war, insurrection or riot, acts of terrorism, fire, flood, explosion, earthquake or serious accident, pandemic, change of law, failure of the Internet, strike, labour trouble or work interruption or any cause beyond its reasonable control. If any such circumstances prevail for a period of 45 days or more, then either Party may terminate this Agreement by written notice to the other, in which event neither party shall be liable to the other by reason of such termination.

22.3	If this Agreement was made as a result of the Client’s introduction to Arbuthnot by an Introducer the Client agrees that Arbuthnot may pay to the Introducer any commission due to the Introducer for effecting the introduction. If requested by the Client, Arbuthnot will provide details of the amount of the commission.

22.4	Nothing in this Agreement is intended to create a charge requiring registration.

23	DEFINITIONS AND INTERPRETATION

23.1	In this Agreement, the terms and expressions set out below have the meanings respectively shown against them, unless otherwise stated:

Account means any account maintained by Arbuthnot in accordance with the terms of any Finance Document.

Accrued Rebates means the aggregate amount from time to time owing by the Client to Debtors whether under Contracts of Sale or otherwise.

Act means the Companies Act 2006.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Aged Creditors Ledger means an analysis of outstanding creditors by their due date.

Aged Debtors Ledger means an analysis of outstanding Receivables by their invoice date (typically in a five-column format (unless otherwise specified by Arbuthnot).

Anti-Corruption Laws means:

(a)	the US Foreign Corrupt Practices Act of 1977;

(b)	the UK Bribery Act 2010; and

any similar applicable laws or regulations in any jurisdiction in which the Client or any member of the Group is located or doing business that relate to bribery or corruption.

Approved Currency means a currency referred to as such in of the Specific Conditions Section and any other currency Arbuthnot may approve in writing from time to time.

Approved Payment Terms means the terms described as such in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) of the Specific Conditions Section.

Approved Territory means a country referred to as such in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) of the Specific Conditions Section and any other jurisdiction Arbuthnot may approve in writing from time to time.

Arbuthnot Advance means the online portal operated in relation to the Facilities.

Arrangement Fee means the fee referred to as such in Clause 1 (General Commercial Particulars) of the Specific Conditions Section.

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“Associate” means any director, shareholder, partner or employee of the Client, or if you the Client is an LLP any Partner of the Client, or any connected person as defined in section 839 of the Income and Corporation Taxes Act 1988, an associate as defined by Section 184 of the Consumer Credit Act 1974 and/or a body corporate being a subsidiary or holding company of the Client, as defined in section 1159 of the Companies Act 2006, or a parent or subsidiary undertaking of Client, as defined in section 1162 of the Companies Act 2006 or whose relationship to the Client is within the meaning of associate as defined in section 1260 of the Companies Act 2006 or any company which is a member of the same group of companies for the purposes of the provisions for group relief contained in The Income and Corporation Taxes Act 1988.

Associated Rights means, in relation to a Receivable, any of the following:

(a)	all of the Client’s rights under a Contract of Sale;

(b)	all instruments (negotiable or non-negotiable), securities, insurances, bonds and Guarantees;

(c)	all ledgers, documents and computer or electronic data (including operating systems) recording or evidencing Receivables in the Client’s possession or to which the Client is entitled; and

(d)	all remedies for enforcing payment of a Receivable and any other instruments and insurances referable to Receivables granted in favour of the Client.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Base Rate means, for Sterling, the Bank of England base rate from time to time (subject to a minimum base rate of 0.75%).

Business Day means a day (other than a Saturday or Sunday) on which banks are open for business in London.

Change of Control means any person or group of persons acting in concert gaining direct or indirect control of the Client. For the purposes of this definition:

1.	“control” of the Client means:

a.	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise to

i.	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of the Client; or

ii.	appoint or remove all, or the majority, of the directors or other equivalent officers of the Client; or

iii.	give directions with respect to the operating and financial policies of the Client with which the directors or other equivalent officers of the Client are obliged to comply; and/or

b.	the holding beneficially of more than 50 per cent of the issued share capital of the Client (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition, directly or indirectly, of shares in the Client by any of them, to obtain or consolidate control of the Client.

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Charged Property means all of the assets of the Client which from time to time are, or are expressed to be, the subject of the Transaction Security Documents.

CHAPS Fee means the fee referred to as such in Clause 2.1 (Receivables Finance Facility – Commercial Particulars) of the Specific Conditions Section.

Collection Date means:

(1)	in relation to Remittances paid in cleared funds by electronic means, on the Business Day after the day that the Remittance is credited to Arbuthnot’s account; and

(2)	in relation to all other Remittances, four Business Days after the Remittance is credited to Arbuthnot’s account.

Commencement Date means the date on which Arbuthnot confirms to each Client in writing that all documents and other evidence set out in Clause 6 (Conditions Precedent) of the Specific Conditions Section have been received or waived (as the case may be) to the satisfaction of Arbuthnot.

Contra Accounts means the actual and potential amount, as determined by Arbuthnot acting reasonably, that a Debtor could set off against the amount owed by the Debtor to the Client by virtue of a reciprocal trading relationship.

Contract of Sale means a contractual arrangement between the Client and a Debtor for the sale of goods and/or work done and materials supplied and/or services rendered and/or hiring under which a Receivable arises.

Data Acts means the GDPR as applied and supplemented by the laws of England and as in force from time to time, and the Privacy and Electronic Communication Regulations 2003, any amendment, consolidation or re-enactment thereof, any legislation of equivalent purpose or effect enacted in the United Kingdom, or, where relevant, the European Union, and any orders, guidelines and instructions issued under any of the above by relevant national authorities, a judicial authority in England and Wales or, where relevant, a European Union judicial authority.

Days Sale Outstanding means the total Receivable expressed as the number of daily sales as calculated by Arbuthnot Advance.

Debt Verification An audit undertaken by Arbuthnot to assess the validity of a Receivable. This includes but is not limited to making or listening to telephone calls to the Debtors.

Debtor means any debtor of the Client under a Contract of Sale obliged to pay the Client the proceeds of any Receivable and, where the context so permits, a prospective debtor.

Debtor Concentration Limit means the maximum amount of the Notified Value of Outstanding Receivables due from a Debtor that may be classified as Eligible Receivables at any time, calculated by applying the Debtor Concentration Percentage to the aggregate of the Notified Values of all Receivables Outstanding at that time.

Debtor Concentration Percentage means the percentage set out in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) of the Specific Conditions Section.

Debtor Funding Limit means the maximum value of Outstanding Receivables due from a specific Debtor that will eligible to be considered Eligible Receivables.

Delegate means any delegate, agent, attorney or co-trustee appointed by Arbuthnot.

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Delivered means:

(1)	in relation to goods, that they have been despatched in an Approved Jurisdiction to the order of the Debtor; and

(2)	in relation to services, that they have been performed and completed in full by the Client.

Dilutions means the aggregate value (not being RF Reserves) of all credit notes, debit notes, discounts, write-offs, abatements, allowances, deductions, retentions, set-offs, withholdings, or other adjustments applicable to Notified Receivables the effect of which reduces the Notified Value of such Notified Receivables.

Discount means the amount calculated each day by applying the Discount Rate to any debit balance on the Funds In Use Account on that day.

Discount Charge Reference Rate means, for the purposes of calculating Discount (i) in relation to Sterling Base Rate and (ii) in relation to Euros, the European Central Bank’s Marginal Lending Facility Rate as varied from time to time (subject to a minimum base rate of 0%) and (iii) in relation to US Dollars, the Federal Funds Target Rate for US Dollar Rate as varied from time to time (subject to a minimum base rate of 0%) and in relation to other Permitted Currencies, such rates as Arbuthnot shall determine from time to time (acting reasonably).

Discount Margin means the margin set out in Clause 2.1 (Receivables Finance Facility – Commercial Particulars) of the Specific Conditions Section.

Discount Rate means the percentage rate per annum which is the aggregate of the Discount Margin and the Discount Charge Reference Rate.

Disposal means, save for Receivables and Associated Rights assigned to Arbuthnot under this Agreement, a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

Dormant Subsidiary means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it).

DSO Limit means the number of days set out as such in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) in the Specific Conditions Section.

Early Repayment Fee means the fee noted as such in Clause 3 (Other Fees and Charges) of the Specific Conditions Section.

Eligible Receivable means any Notified Receivable that does not cause any of the Limits to be breached and which is not classified by Arbuthnot as an Ineligible Receivable at any time.

Euro or € means the single currency adopted by certain participating member states of the European Communities in accordance with legislative measures of the European Communities for the introduction of, changeover to or operation of the Euro.

Export Concentration Percentage means the percentage shown in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) of the Specific Conditions Section as a percentage of the balance of all Outstanding Export Receivables to the balance of all Outstanding Receivables after deducting Non-Notifiable Receivables, or such other percentage as Arbuthnot may advise the Client.

Export Receivable means a Receivable evidenced by an Invoice addressed to a Debtor outside the UK and/or in respect of which payment is to originate from outside the UK and which is payable in an Approved Currency.

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Facility means each facility made available under this Agreement as detailed in Clause 2 (The Facilities) of the Specific Conditions Section.

Finance Documents means this Agreement, the Intercreditor Agreement, any Transaction Security Document or any other document designated as a “Finance Document” by Arbuthnot and the Client.

Finance Lease means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease.

Financial Indebtedness means any indebtedness for or in respect of:

(1)	monies borrowed and debit balances at banks or other financial institutions;

(2)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(3)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(4)	any Finance Lease;

(5)	receivables sold or discounted;

(6)	any obligation under a Guarantee in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(7)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(8)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) or are otherwise classified as borrowings under GAAP;

(9)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(10)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(11)	the amount of any liability in respect of any Guarantee for any of the items referred to in paragraphs (1) to (10) above.

Financial Statements means the financial statements in relation to the Client and/or any member of the Group (as the case may be) and any other correspondence, information, commentary or opinion arising from or relating to such financial information whether to or by the auditors, or otherwise.

Financial Year means the annual accounting period of the Group.

Funds in Use Account the account maintained by Arbuthnot, in the Client’s name, used to record dealings between Arbuthnot and the Client relating to the Receivables Finance Facility.

Funding Period means the period specified as such in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) of the Specific Conditions Section.

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Future Receivable means any Receivable coming into existence after the Commencement Date.

GAAP means generally accepted accounting principles in the United Kingdom.

GDPR means the General Data Protection Regulation (EU) 2016/679 as applied and supplemented by the laws of England and Wales as in force from time to time.

Goods means any merchandise, or where the context admits, any services, in each case the subject of a Contract of Sale.

Group means the Parent and any Subsidiary of the Parent, or if there is no Parent, the Client and any Subsidiary of the Client.

Guarantee means a guarantee, letter of credit, bond, indemnity, counter-indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness.

Headroom means the amount of RF Availability the Client is obliged to maintain in the Receivables Finance Facility.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Increased Costs means:

(1)	a reduction in the rate of return from a Facility or on Arbuthnot’s (or its Affiliate’s) overall capital;

(2)	an additional or increased cost; or

(3)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by Arbuthnot or any of its Affiliates to the extent that it is attributable to Arbuthnot performing its obligations under this Agreement.

Ineligible Receivable means a Receivable designated by Arbuthnot as ineligible in accordance with Clause 2 (Eligible and Ineligible Receivables) of the Receivables Purchase Section.

Initial Payment means a payment made by Arbuthnot to the Client on account of the Purchase Price of an Eligible Receivable, being a sum not exceeding the Initial Payment Percentage of the Notified Value of such Eligible Receivable.

Initial Payment Percentage means, at the Commencement Date, the percentage specified as such in Clause 2.1 (Receivables Finance Facility – Commercial Particulars) of the Specific Conditions Section.

Insolvency Proceedings means:

(1)	the exercise of any distress, execution, injunction, sequestration, attachment or other legal process against assets;

(2)	any proposal or convening of a meeting with a view to a composition, assignment or arrangement with or the granting of a trust deed for creditors;

(3)	the convening of a meeting for the purpose of considering or passing of any resolution for winding-up or administration or dissolution;

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(4)	the service of a notice of intention to appoint or the appointment of an Office Holder or any other encumbrancer taking possession of or being appointed over assets;

(5)	the service of a statutory demand;

(6)	the presentation of a petition for administration, winding-up or bankruptcy, save for any petition which is frivolous, vexatious, groundless or an abuse of process that has not been advertised and is discharged within seven days of first being presented;

(7)	the making of an order for winding-up or administration or the appointment of a provisional liquidator or judicial factor; or

(8)	the taking of steps towards or the coming into force of a statutory moratorium.

Insolvent means:

(1)	as set out in section 123 of the Insolvency Act 1986, that person stopping or suspending payments of its debts or being (or being deemed to be) unable to or having no real prospect of being able to or admitting inability to pay its debts as they fall due or failing to satisfy any judgment debt in whole or in part;

(2)	that person intending or actually ceasing to trade; or

(3)	that person being subject to any Insolvency Proceedings.

Intellectual Property means:

(1)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(2)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

Intercreditor Agreement means any intercreditor or deed of priority agreement described in Clause 4 (Conditions Precedent) of the Specific Conditions Section, if any.

Introducer means the person or entity identified as such in Clause 3 (Other Fees and Charges) of the Specific Conditions Section.

Invoice means a post contractual document or electronic version of document issued by the Client to a Debtor stating among other information the amount of the Receivable and the terms of payment.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Legal Reservations means:

(1)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

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General Conditions Section

(2)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(3)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Liabilities means monies payable or possibly payable in future by the Client to Arbuthnot including liability:

(1)	pursuant to the Finance Documents; and

(2)	arising out of the breach of the Client’s obligations to Arbuthnot,

and all such liabilities will be payable to Arbuthnot without deduction, set-off or counterclaim (including, without limitation, any deduction, set-off or counterclaim that the Client may have been able to assert against any other party).

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

Limit means any financial limit, percentage or threshold prescribed under this Agreement from time to time, including without limitation, the RF Facility Limit, any Debtor Concentration Limit and “Limit” shall be construed accordingly.

Material Adverse Effect means, in the reasonable opinion of Arbuthnot, a material adverse effect on:

(1)	the ability of the Client to perform its obligations under any of the Finance Documents; or

(2)	the business, assets, financial condition or operation of the Client.

Minimum Period means the period detailed as such in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) in the Specific Conditions Section.

month means a period starting on one day in a calendar month and ending on the day before the numerically corresponding day in the next calendar month, except that:

(1)	if the day before the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day; and

(2)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

Non-Notifiable Receivable means those classes of book debts listed in Clause 8.1 (Receivables Finance Facility - Specific Operating Conditions) of the Specific Conditions Section.

Non-Utilisation Fee the fee, if any, payable by the Client on the last Business Day of each month and equal to the percentage specified in the Specific Conditions Section multiplied by the average, for a given month, of the daily funds available to but not drawn by the Client during such month.

Notice Period means the notice period detailed in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) in the Specific Conditions Section.

Notification Schedule means a schedule in such form as Arbuthnot shall specify (which for the avoidance of doubt may include via a software solution) notifying Arbuthnot of the existence and amount of Receivables and the Invoices relating to them or any credit notes, and Notified, Notify, Notifies and Notification are to be construed accordingly.

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General Conditions Section

Notified Value means the face value of each Receivable referred to in a Notification Schedule (including any applicable Tax or duty) before any discount for prompt payment or otherwise is applied.

Obligor means the Client or a Guarantor, as the context permits.

Office Holder means a receiver or a receiver and manager or an administrative receiver or an administrator of the whole or any part of the Client’s undertaking and/or the Charged Property.

Outstanding means, in relation to a Receivable, undischarged by the Debtor or a third party.

Parent means the party described as such in Clause as such in Clause 1 (General Commercial Particulars) in the Specific Conditions Section.

Party means a party to this Agreement.

Permitted Dilutions Percentage means the percentage set out as such in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) of the Specific Conditions Section.

Permitted Early Settlement Discount the amount described as such in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) of the Specific Conditions Section.

Permitted Trade Credit means any trade credit extended by the Client to its customers on normal commercial terms and in the ordinary course of its trading activities.

Purchase Price means, in relation to a Receivable, the amount payable by Arbuthnot to the Client for that Receivable being the amount actually received by Arbuthnot in settlement or discharge of that Receivable after deduction of the Discount and after taking into account all Dilutions.

Quasi-Security has the meaning given to that term in Clause 6.9 of this Section.

Receivable means any book debt or other monetary obligation (including any Tax or duty), present, future or contingent, of any Debtor under a Contract of Sale together with its Associated Rights, and a Receivable, where the context permits, shall include part of a Receivable and all or part of its Associated Rights, but shall exclude Non-Notifiable Receivables.

Recourse means Arbuthnot’s right to require the Client to immediately repay to Arbuthnot any Initial Payment paid to the Client in respect of an Ineligible Receivable.

Recourse Notice means a notice issued pursuant to Clause 2.2 (Eligible and Ineligible) of the Receivables Finance Section advising the Client that Arbuthnot is exercising Recourse in respect of the Receivables identified in such notice.

Relevant Jurisdiction means, in relation to an Obligor:

(1)	its jurisdiction of incorporation;

(2)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security Documents to be created by it is situated;

(3)	any jurisdiction where it conducts its business; and

(4)	the jurisdiction whose laws govern the perfection of any Transaction Security Document entered into by it.

Remittance means cash, cheques, bills of exchange, negotiable or non-negotiable instruments, letters of credit, electronic payments, BACS, CHAPS and any remittance or instrument in whatever form received by Arbuthnot, any Delegate, or the Client in or towards discharge of a Receivable.

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General Conditions Section

Repurchase Price means cash, cheques, bills of exchange, negotiable or non-negotiable instruments, letters of credit, electronic payments, BACS, CHAPS and any remittance or instrument in whatever form received by Arbuthnot, any Delegate, or the Client in or towards discharge of a Receivable.

Returned Goods means any Goods relating to or purporting to comply with a Contract of Sale which any Debtor will for any reason reject or give notice of rejection or return or attempt to or wish to return to the Client or Arbuthnot, or any Goods which the Client or Arbuthnot recovers from a Debtor.

RF Availability means, the maximum aggregate amount of monies capable of being advanced by Arbuthnot to the Client at any time on account of the Purchase Price of Receivables, being the lesser of:

(1)	the RF Limit; and

(2)	the Initial Payment Percentage of the Notified Value of all Outstanding Eligible Receivables, less

(a)	the debit balances on all Funds in Use Accounts of the Client, in aggregate if there is more than one Funds in Use Account and after having notionally converted any debit balance on each such Funds in Use Account to Sterling at the relevant Spot Rate of Exchange where there is one or more Funds in Use Account in any currency other than Sterling; and

(b)	the value of any Guarantee issued by Arbuthnot at the Client’s request in relation to any actual or contingent liability of that and/or any other Client to any other person; and

(c)	any actual or contingent liability (as determined by Arbuthnot, acting reasonably) of the Client to Arbuthnot pursuant to any Treasury Transaction between the Client and Arbuthnot;

(d)	the value of RF Reserves; and

(3)	for each Client, the relevant RF Sub-Limit applicable to the Client.

RF Facility Limit means the limit described as such in Clause 2.1 (Receivables Finance Facility - Commercial Particulars) of the Specific Conditions Section.

RF Reserve means, without limitation, as a result of any event, circumstance, agreement or right, the value of any amount which Arbuthnot determines may reduce the amount payable to or which could be recovered by the Client on account of the Purchase Price including (from time to time) the aggregate balance (without double counting) of the value of Ineligible Receivables which are notified to Arbuthnot and the value of Accrued Rebates, Contra Accounts and Volume Rebates.

Sanctions means the economic, financial or other sanctions laws, regulations or embargoes administered and enforced by:

(1)	the United Nations Security Council;

(2)	the European Union;

(3)	the governmental institutions and agencies of the United States of America, including, without limitation, the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”); or

(4)	the governmental institutions and agencies of the United Kingdom, including, without limitation, Her Majesty’s Treasury (“HMT”),

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General Conditions Section

each a “Sanctions Authority”.

Sanctioned Entity means a person or entity that is:

(1)	the target of any Sanctions, or owned or controlled by a person who is the target of any Sanctions; or

(2)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions.

Scottish Receivable means Receivables owed by Debtors based in Scotland or arising under a Contract of Sale governed by the laws of Scotland.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Service Charge means the sum specified as such in Clause 2.1 (Receivables Finance Facility – Commercial Particulars) of the Specific Conditions Section.

Spot Rate of Exchange means Arbuthnot’s spot rate of exchange for the purchase of the relevant currency with Sterling in the London foreign exchange market at or about 11.00am on a particular day.

Sterling and £ means the lawful currency of the United Kingdom.

Subsidiary means a subsidiary undertaking within the meaning of section 1162 of the Act.#

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under this Agreement.

Tax or Taxes means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Credit means a credit against relief or remission for, or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means the increase in payment made by the Client to Arbuthnot under Clause 9 (Tax Gross-up).

Termination Date means the date on which this Agreement is terminated.

Termination Event has the meaning given to it in Clause 13 above (Termination Events).

Total Limit means the amount identified as such in Clause 1 (General Commercial Particulars) of the Specific Conditions Section.

Transaction Security Documents means:

(1)	any Security granted in favour of Arbuthnot as required pursuant to Clause 6 (Conditions Precedent) of the Specific Conditions Section, if any; and

(2)	any other Security designated as such by the Client and Arbuthnot.

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General Conditions Section

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Account means each bank account opened in the Client’s name which is either:

(1)	an account of Arbuthnot; or

(2)	an account of the Client in relation to which Arbuthnot or a Delegate shall have the irrevocable right to appoint any of its officers as the only authorised signatories and which is unencumbered and declared in trust for Arbuthnot.

Trust Account Charges means the charges specified as such in Clause 2.1 (Receivables Finance Facility – Commercial Particulars) of the Specific Conditions Section.

United Kingdom and UK each mean the United Kingdom of Great Britain and Northern Ireland.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US Dollar or US$ means the lawful currency for the time being of the United States of America.

Utilisation means Arbuthnot making payment of an Initial Payment.

VAT or Value Added Tax means value added tax as provided for in the Value Added Tax Act 1994; and any other tax of a similar nature.

Volume Rebates means an amount due by the Client to a Debtor on account of the extent of business conducted between the Client and that Debtor pursuant to one or more Contracts of Sale.

23.2	In this Agreement any reference to:

23.2.1	this “Agreement” or any “Section” or other part of it or “Finance Document”, is a reference to this Agreement or such Section or such part or such Finance Document, as the case may be, as novated, varied, amended, substituted or added to from time to time;

23.2.2	“assets” includes any present and future properties, revenues and rights of every description and includes uncalled capital;

23.2.3	a clause, paragraph or condition is, unless otherwise stated, a reference to the relevant clause, paragraph or condition of this Agreement;

23.2.4	a “person” is a reference to any individual person, firm, partnership or body corporate;

23.2.5	“Arbuthnot” includes any person to which we Arbuthnot may novate, transfer or otherwise dispose of any of its rights and/or obligations under this Agreement;

23.2.6	“reasonable endeavours” includes payment by the relevant person of all its own and any third party’s reasonable costs, fees and expenses;

23.2.7	“Associated Rights” does not include the transfer to Arbuthnot of any obligation to complete the relevant Contract of Sale;

23.2.8	“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

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23.2.9	the “Client” or a “Obligor” means a reference to all or any Clients or Obligors (as the context so permits); and

23.2.10	a statute or statutory provision includes any statute or statutory provision that amends, consolidates, replaces or extends the same;

23.2.11	“Arbuthnot’s bankers” is a reference to Arbuthnot Latham & Co., Limited or such other bank as Arbuthnot may, in its sole discretion, appoint as its bankers.

23.2.12	the singular includes the plural and vice versa;

23.2.13	a time of day is a reference to London time;

23.3	Unless the context requires otherwise, words denoting one gender include all other genders and words denoting the singular include the plural and vice versa.

23.4	Section, clause, schedule and paragraph headings are for ease of reference only and shall not affect the construction of this Deed.

23.5	A Termination Event is “continuing” if it has not been waived in writing or remedied, in each case to the satisfaction of Arbuthnot.

23.6	Where there is more than one Client to this Agreement, any agreement, confirmation, notice, authority, breach, obligation, liability, representation, warranty, covenant, undertaking or indemnity contained in this Agreement shall be deemed to be joint and several.

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General Conditions Section

DATA SHARING AND DATA PROTECTION SECTION

Incorporated into an agreement dated and made between the Client and Arbuthnot

1	DEFINITIONS AND INTERPRETATION

1.1	The following terms and expressions shall be deemed added in alphabetical order to Clause 23 of the General Terms and Conditions Section:

Disclosed Facility means the Receivables Finance Facility in relation to which a notice detailed in Clause 6.3.2.1 (Agency) or Clause 8.1.8 (Undertakings) of the Receivables Finance Section has been given to the relevant Debtors.

Personal Data has the meaning given to it in the Data Acts but shall only include personal data to the extent that such personal data, or any part of such personal data, is processed under this Agreement.

Privacy Notice means the privacy notice as set out on Arbuthnot’s website, www.arbuthnotABL.co.uk.

Replacement National Legislation means legislation in the United Kingdom which is enacted to cover in whole or part, the same subject matter as the GDPR.

Undisclosed Facility means the Receivables Finance Facility in relation to which a notice detailed in Clause 6.3.2.1 (Agency) or Clause 8.1.8 (Undertakings) of the Receivables Finance Section has not been given to the relevant Debtors.

1.2	Words and phrases with defined meanings in the Data Acts have the same meanings when used in this Agreement, unless otherwise defined in this Agreement.

1.3	In the event that the GDPR ceases to apply in the United Kingdom, references to the GDPR, to provisions within it and to words and phrases with defined meanings in it, shall be deemed references to Replacement National Legislation, the nearest equivalent provisions in it and the nearest equivalent words and phrases in it (as the case may be).

2	DATA SHARING

2.1	Arbuthnot and the Client will comply with all applicable Data Acts in connection with this Agreement and neither Arbuthnot nor the Client shall cause the other to breach any of its obligations under the Data Acts.

2.2	The Client has provided Personal Data to Arbuthnot about its Associates who are individuals. The Client agrees that it is a data controller of such Personal Data and that Arbuthnot shall also become a data Controller of such Personal Data once the Client transfers such Personal Data to Arbuthnot.

2.3	The Client confirms that it shall provide its Associates with a copy of Arbuthnot’s Privacy Notice.

2.4	Arbuthnot shall only process Personal Data that is shared with it in order to meet its obligations under this Agreement.

2.5	The Client agrees to only process Personal Data for the purposes that it has explained to individuals whose Personal Data is affected in its privacy notice which shall include information about the Client sharing Personal Data with Arbuthnot as set out in this Agreement which requires the Client to name Arbuthnot in their privacy notice for Disclosed Facilities and to refer to the sharing of data to finance providers for Undisclosed Facilities.

Data Protection and Data Sharing Section

2.6	During the term of this Agreement, the Client will share with Arbuthnot the following types of Personal Data:

2.6.1	names of Debtors;

2.6.2	contact details of Debtors, including Debtors’ addresses, phone numbers and email addresses;

2.6.3	the amount of money owed to the Client by each Debtor; and

2.6.4	details relating to Debtors’ accounts with the Clients.

2.7	The Client will not share any sensitive/special categories of Personal Data (as defined in the Data Acts) with Arbuthnot. In the event that any information comprising sensitive/special categories of Personal Data is required to be provided to Arbuthnot by the Client, the Client shall at its own expense redact such sensitive/special categories of Personal Data prior to delivery of such information to Arbuthnot.

3	SUBJECT ACCESS REQUESTS

3.1	In the event that the Client or Arbuthnot receives a subject access request consequent to which Personal Data relevant to the Facilities becomes disclosable, both parties agree that responsibility for compliance with the subject access request shall lie solely with the recipient of the subject access request.

3.2	Notwithstanding the provisions of Clause 3.1 above, when requested by the recipient of the relevant subject access request, the other party shall provide such assistance as is reasonable to facilitate the recipient’s compliance with the relevant subject access request and any other reasonable queries or complaints the data subjects may have relating to any Personal Data of theirs which is relevant to the Facilities.

4	BREACHES

4.1	In the event that a serious Personal Data breach occurs that affects the sharing of Personal Data between the Client and Arbuthnot and which could put the Client or Arbuthnot at risk of breach of the Data Acts, the party in breach shall notify the other party as soon as possible after they become aware of the breach and in any event within 1 Business Day of becoming aware of the breach.

4.2	Following notification pursuant to Clause 4.1 above Arbuthnot and the Client agree to provide reasonable assistance to each other on request as is necessary to facilitate the handling of such a Personal Data breach in a manner which is compliant with the Data Acts.

5	CLIENT WARRANTIES AND UNDERTAKINGS

5.1	The Client irrevocably warrants that:

5.1.1	it has a valid legal basis for the processing of any Personal Data relevant to this Agreement and for transferring such Personal Data to Arbuthnot, sufficient to enable Arbuthnot to lawfully process the Personal Data in accordance with the provisions of this Agreement;

5.1.2	it has provided Debtors with (i) information in its privacy notice about the Client sharing Personal Data with Arbuthnot as set out in this Agreement for Disclosed Facilities and Undisclosed Facilities; (ii) the Privacy Notice for Disclosed Facilities; and (iii) in relation to an Undisclosed Facility, in the event that a Debtor asks the Client for further information about the Client’s finance provider, the Privacy Notice and the contact details of Arbuthnot’s Data Protection Officer (which are set out in the Privacy Notice);

Data Protection and Data Sharing Section

5.1.3	all Personal Data transferred to Arbuthnot and any relevant information relating to such Personal Data is correct, complete, and not misleading; and

5.1.4	its privacy notices to third parties are clear, compliant with the Data Acts and the provisions of this Agreement and provide sufficient information for data subjects to understand the manner in which and reasons for which their Personal Data is being handled.

5.2	In relation to Disclosed Facilities, the Client irrevocably undertakes that:

5.2.1	it shall include a section in its privacy notice informing third parties:

5.2.1.1	that their Personal Data is being shared with Arbuthnot;

5.2.1.2	the reasons why and purposes for which their Personal Data is being shared; and

5.2.1.3	the legal basis for the sharing of their Personal Data,

and it shall communicate the above information in a manner compliant with the Data Acts; and

5.2.2	it shall provide its Debtors with a copy of the Privacy Notice.

5.3	In relation to Undisclosed Facilities, the Client irrevocably undertakes that:

5.3.1	it shall include a section in its privacy notices informing Debtors of the following:

5.3.1.1	that their Personal Data is being shared with finance providers (Arbuthnot not to be named as such provider);

5.3.1.2	the reasons why and purposes for which their Personal Data is being shared;

5.3.1.3	the legal basis for the sharing of the relevant Personal Data; and

5.3.1.4	contact details of the relevant employee or representative of the Client whom the Debtor may contact in the event that they require further information about the sharing of their Personal Data with finance providers; and

5.3.2	it shall communicate the information set out above in a manner compliant with the Data Acts.

5.4	The Client irrevocably undertakes that:

5.4.1	it shall delete Personal Data, at the end of processing, in compliance with its obligations under the Data Acts; and

5.4.2	as a data controller sharing Personal Data with Arbuthnot, it will assess the effectiveness of its data sharing with Arbuthnot under this Agreement no less than once per year during the term of this Agreement. The Client and Arbuthnot will then agree any changes to the sharing of Personal Data and/or the provisions of this Agreement necessary to facilitate the effectiveness and lawfulness of future data sharing.

5.5	The Client will indemnify and keep Arbuthnot indemnified against any cost, charge, damages, fines, expense or loss which Arbuthnot incurs as a result of the Client’s breach of any of the provisions of this Data Sharing and Data Protection Section.

Data Protection and Data Sharing Section